Exhibit 10.12

AGREEMENT AND GENERAL RELEASE

        This Agreement and General Release ("Agreement") is made and entered into this 18th day of October 2004 by and between Gregg Eisenberg ("Eisenberg") and Maverick Tube Corporation ("Maverick"), herein collectively referred to as the "Parties".

Recitals

          A.    Eisenberg has served as the Chairman of the Board of Directors ("Board") of Maverick and has been employed by Maverick as its President and Chief Executive Officer.

          B.    Eisenberg has decided to retire from Maverick and, in conjunction with that retirement, has resigned his position as President and Chief Executive Officer and has resigned from all other offices held by him in Maverick and any of its subsidiaries (the "Retirement").

          C.    In order to provide for an orderly transition in the management of Maverick as a result of Eisenberg's Retirement, Eisenberg, who has resigned from his position as Chairman of the Board effective December 31, 2004, will thereafter serve Maverick in a consulting relationship under the terms and conditions set forth in this Agreement.

          D.    The Parties acknowledge and agree that the restrictive covenants contained within this Agreement were specifically intended and agreed to by the Parties, that those covenants are reasonable and necessary to protect and preserve Maverick's legitimate business interests, that those covenants are reasonable as to their duration and scope, that any violation of those covenants would result in immediate, irreparable harm to Maverick, and that the enforcement of those covenants through injunctive relief or other means would not prevent Eisenberg from earning a livelihood.

        NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained within this Agreement, the adequacy and sufficiency of which are hereby acknowledged and confessed, the Parties hereby agree as follows:

        1.    Announcement of Retirement.    Eisenberg has submitted his resignation from his positions as President and Chief Executive Officer and from all other offices held by him in Maverick and any of its subsidiaries, other than as a director of Maverick ("Resignation"). Maverick will inform the public of the Retirement and its plan for succession in a press release that is expected to be issued following the close of the stock market on October 18, 2004. A copy of the relevant portion of the press release relating to this announcement is attached to this Agreement as Exhibit A. Except to the extent required by law or to the extent dictated by a material change in circumstances, as determined by Maverick, any subsequent press releases issued by Maverick regarding the reasons for Eisenberg's Retirement shall be substantially consistent with the contents of Exhibit A. Eisenberg shall cooperate with Maverick in the announcement of his Retirement, including but not limited to participating as directed by Maverick in a telephone conference call on October 19, 2004.

        2.    Cessation of Duties.    Eisenberg's resignation from his positions as President and Chief Executive Officer and from all other offices held by him in Maverick and any of its subsidiaries became effective immediately upon the submission of his Resignation (that is, October 15, 2004). Eisenberg, accordingly, has ceased performing any and all duties related to those positions and offices immediately following his Resignation. Eisenberg shall have no involvement in Maverick's business except as directed by Maverick and as a director of Maverick. Eisenberg's Resignation included Eisenberg's resignation from his position as Chairman of the Board, which shall be effective at the close of business on December 31, 2004.

        3.    Continuation of Compensation and Other Benefits.    Notwithstanding his Resignation, Maverick shall (a) continue to pay Eisenberg the base salary that he was earning immediately prior to his

Resignation (less any authorized deductions or other deductions required by law) and pay 100% of the financial and non-financial bonuses to which Eisenberg would be entitled under Maverick's bonus plans had the Resignation not occurred (without regard to whether any contingencies are met and without regard to whether all or a portion of the bonus although earned in 2004 is not paid or payable until 2005) in accordance with Maverick's regular payroll practices through December 31, 2004, (b) continue to allow Eisenberg to participate in its insurance and benefit plans through December 31, 2004, and (c) allow Eisenberg to exercise, up through December 31, 2005, all previously granted stock options that are or may become exercisable prior to December 31, 2005. Maverick will continue to insure Eisenberg under its director and officer liability insurance policy, as in effect from time to time, throughout the period from January 1, 2005 through December 31, 2007. In addition, if Eisenberg elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") after December 31, 2004, Maverick shall pay Eisenberg's portion of his health insurance premiums under COBRA during the eighteen-month period from January 1, 2005 through June 30, 2006.

        4.    Consulting Agreement.    During the period from January 1, 2005 through December 31, 2005 (the "Consulting Term"), Eisenberg shall serve as a consultant for Maverick. In that capacity, Eisenberg shall be available telephonically or in person to answer questions and advise Maverick's Board and its officers, employees and agents on business matters or issues raised by Maverick. In his capacity as a consultant, Eisenberg shall not be deemed an employee or an agent of Maverick, but rather shall be considered an independent contractor, and accordingly Eisenberg's actions will not be deemed binding upon Maverick under agency principles and, except as is necessary to effectuate the terms of this Agreement, Eisenberg shall not be eligible to participate in any plans or programs offered by Maverick to its employees. As compensation for his consulting services, Maverick shall pay Eisenberg the total fee of Seven Hundred Twenty Thousand Dollars ($720,000.00), to be paid in equal, monthly installments over the calendar year 2005. Eisenberg shall be solely responsible for the payment of all taxes due or arising from the payment of this fee.

        5.    Non-Competition, Non-solicitation and Confidentiality Agreement.

          A.    Throughout the Consulting Term and throughout the one (1) year period immediately following the termination of that consulting arrangement, Eisenberg shall not engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, consult for or with, obtain sales for, lend his name to, lend his credit to, or render services or advise to, any business engaged in the manufacture, coating, distribution, marketing or sale of OCTG, HSS, conduit, line pipe or coil tubing markets with the United States or Canada. Eisenberg, however, is not precluded by this paragraph from purchasing or otherwise acquiring in the aggregate up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without otherwise participating in the day to day operational activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

          B.    Non-Solicitation. Throughout the Consulting Term and throughout the one (1) year period immediately following the termination of that consulting arrangement, Eisenberg shall not, without the prior written consent of Maverick, directly or indirectly, either as an employee, employer, lender, owner, partner, member, agent, principal, broker, advisor, consultant, manager, shareholder, director or officer, or otherwise on Eisenberg's behalf or on behalf of any person, firm, partnership, entity or corporation, or by any agent of Eisenberg:

            (a)   solicit, take away or attempt to take away the trade or patronage of, any customer, supplier, licensee or business relation of Maverick; nor

            (b)   solicit the services of, interfere with the employment or business relationship of, employ or endeavor to employ any employee or agent of Maverick.

          C.    Confidential Information.    Throughout the Consulting Term, and at all times subsequent to the termination of the Consulting Term, Eisenberg shall not disclose to any Person (as hereinafter defined) or use for his own account or for the benefit of any third party any Confidential Information of Maverick (as hereinafter defined), whether or not such information is embodied in writing or other physical form, without Maverick's written consent, unless and to the extent that (a) such disclosure is required by law, by an order of a court having competent jurisdiction or under subpoena from a governmental agency, or (b) the Confidential Information is or becomes generally known to and available for use by the public other than as a result of the fault of the Eisenberg or the fault of any other Person bound by a duty of confidentiality to Eisenberg. For the purposes of this Agreement, the term "Person" shall refer to any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or government entity. The term "Confidential Information" as used in this Agreement includes, but is not limited to:

            (a)   any and all trade secrets concerning the business and affairs of Maverick, that constitutes a trade secrete within the meaning of applicable law, including by way of illustration, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, database technologies, systems, structures, processes, improvements, devices, discoveries, concepts and other such information, however documented, of Maverick;

            (b)   any and all information concerning the business and affairs of Maverick, including but not limited to, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training and techniques and materials, purchasing methods and techniques, and any other information, however documented; that is deemed the confidential or proprietary information of Maverick; and

            (c)   any and all notes, analysis, compilations, studies, summaries and other material prepared by or for Maverick containing or based, in whole or in part, upon any information included in the foregoing subparagraphs (a) and (b).

          D.    Consideration.    As separate consideration for Eisenberg's agreements as set forth in this paragraph 5, Maverick shall pay Eisenberg the sum of Five Hundred Thousand Dollars ($500,000.00), to be paid during the Consulting Term in equal, monthly installments.

          E.    Extension of the Restrictive Covenants.    Maverick shall have the option of extending the restrictive covenants contained in paragraph 5.A and 5.B. (Non-Competition Non-Solicitation) for a third year (2007). To exercise that option, Maverick must inform Eisenberg in writing at least 90 days prior to December 31, 2006 that the restrictive covenants will be extended to December 31, 2007 and, as consideration for that extension, must pay Eisenberg the sum of Two Hundred Fifty Thousand Dollars ($250,000.00), to be paid in equal, monthly installments throughout the 2007 calendar year.

        6.    Non-Disparagement.    During the non-compete period, including any extensions thereof as provided in paragraph 5 above (the "Non-Compete Period"), Eisenberg shall not engage, or encourage others to engage, in any conversations, comments, critiques, discussions, descriptions, or any other form of communication, whether oral or written or direct or indirect, with any third person or entity or the public generally that in any way disparages the character, integrity, honesty, hiring and employment practices, professional abilities, professional reputation, business practices, general reputation or business pursuits of Maverick or any of Maverick's past, present or future employees, officers or directors.

        7.    Remedies for Violations of Covenants.

          (a)   The parties acknowledge and agree that, in the event of any violation or threatened violation of the covenants contained in this Agreement, the party whose rights are so violated or threatened shall be authorized and entitled to seek and receive, from any court of competent jurisdiction:

              (i)  temporary, preliminary and permanent injunctive relief;

             (ii)  an equitable accounting of all profits or benefits arising out of such violation whether realized by the party or any other party which utilized or benefited from the party's services, directly or indirectly; and

            (iii)  direct, incidental, and consequential damages to the party arising from the breach, which rights and remedies will be cumulative and in addition to any other rights and remedies to which Maverick may be entitled.

          (b)   If any party incurs expenses to retain attorneys, accountants or other experts to enforce any of the covenants contained in this Agreement, the prevailing party shall recover all such costs, court costs, fees and expenses of enforcement, including actual fees of attorneys, accountants and experts.

          (c)   In order to preserve Maverick's rights under the non-compete provisions of this agreement, during the Non-Compete Period, Maverick may advise any third party who has contacted Eisenberg or who was contacted by Eisenberg to establish a relationship that threatens a violation of the non-compete agreement of the existence of this Agreement and of its terms and Maverick shall have no liability for so doing.

        8.    No Basis for Claims.    Eisenberg warrants and represents that there is no actual or impending suits, claims or other actions against Maverick based upon, arising from or related to any personal conduct on his part, nor is there any basis for any such suit, claim or other action, other than actions or omissions within the business judgment of Eisenberg while acting in the course and scope of this employment as an officer or director of Maverick.

        9.    Release of Claims by Eisenberg.    In consideration of the payments provided by this Agreement and the stipulations and covenants made hereunder, Eisenberg, with the intent of binding himself and his successors, heirs, assigns, attorneys, and family members, hereby releases and forever discharges Maverick and its parents, affiliates, subsidiaries and other related companies and each of their officers, directors, agents, representatives and employees from and against any and all matters, claims, charges, demands, causes of action, debts, liabilities, controversies, judgments, grievances and suits of every kind whatsoever, including any claims for actual or punitive damages, costs and attorney fees, which first arose prior to and through the date on which this Agreement is executed, including but not limited to, any and all claims arising under or pursuant to the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C., § 2000e et seq.; the Civil Rights Act of 1991, 42 U.S.C. § 1981(a) et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Missouri Human Rights Act, Mo. Rev. Stat. § 213.010 et seq.; the Missouri Service Letter Statute, Mo. Re. Stat. § 290.140, and any and all other statutes or ordinances, any and all claims arising under or pursuant to the Severance Agreement between Maverick and Eisenberg dated November 11, 1998 (the "Severance Agreement"), any and all claims arising under or pursuant to common law. Eisenberg expressly waives the benefit of any statute or rule of law, which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not known by Eisenberg to exist. Eisenberg also agrees that he will not institute any claims for damages or for other relief by charge or otherwise, nor will he authorize, encourage, or induce any other person or entity, governmental or otherwise, to enter into any claim for damages or for other relief via administrative or legal proceedings against Maverick and/or any of its parents, affiliates, subsidiaries, or related companies or any of their officers, directors, agents, representatives or employees for any such claims and should he do so he will immediately tender back all amounts paid him under this Agreement. Eisenberg further relinquishes all claims and rights to shares of Maverick common stock awarded to Eisenberg under Maverick's 2004 Omnibus Stock Plan. Notwithstanding the foregoing, the release set forth in this paragraph 9 shall not be applicable to or in any way affect the representations, warranties and obligations of Maverick hereunder and the remedies of Eisenberg with respect thereto.

        10.    Release of Claims by Maverick.    In consideration of the stipulations and covenants made hereunder, Maverick, with the intent of binding itself and its successors, heirs, assigns, and, hereby releases and forever discharges Eisenberg and his successors, heirs, agents, attorneys, representatives and employees from and against any and all matters, claims, charges, demands, causes of action, debts, liabilities, controversies, judgments, grievances and suits of every kind whatsoever, including any claims for actual or punitive damages, costs and attorney fees, which first arose prior to and through the date on which this Agreement is executed, including but not limited to any and all other statutes or ordinances, any and all claims arising under or pursuant to the Severance Agreement between Maverick and Eisenberg, and any and all claims arising under or pursuant to common law. Maverick expressly waives the benefit of any statute or rule of law, which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not known by Maverick to exist. Maverick also agrees that it will not institute any claims for damages or for other relief by charge or otherwise, nor will it authorize, encourage, or induce any other person or entity, governmental or otherwise, to enter into any claim for damages or for other relief via administrative or legal proceedings against Eisenberg and/or any of his successors, heirs, agents, attorneys, representatives and employees for any such claims. Notwithstanding the foregoing, the release set forth in this paragraph 10 shall not be applicable to or in any way affect the representations, warranties and obligations of Eisenberg hereunder and the remedies of Maverick with respect thereto.

        11.    Legal Compliance.    Notwithstanding anything contained within this Agreement to the contrary, Maverick and Eisenberg shall not be precluded by any term or provision of this Agreement from taking action that, in the opinion of their respective counsel, is required in order to comply with the applicable laws. The Parties agree that either party's taking such action shall not be deemed a violation of this Agreement and shall not form the basis for a breach of contract action.

        12.    Representation of Corporate Authority to Enter in this Agreement.    Maverick represents and warrants that it enters into this Agreement pursuant to the authority of its board of directors after duly convening in accordance with its by-laws and articles of incorporation. The person signing this Agreement for Maverick represents and warrants that he or she has been authorized to do so and to bind Maverick thereby.

        13.    Divisibility.    If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law.

        14.    Severability.    If any one or more provisions contained in this Agreement or any application thereof shall be invalid, illegal, or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired.

        15.    Miscellaneous Provisions.

          (a)   Non-Waiver.    Either party's failure to exercise a right provided for under this Agreement in the event of a breach by the other of any term hereof shall not be construed as a waiver of such breach or prevent the party not so acting from thereafter enforcing strict compliance with any and all terms of this Agreement.

          (b)   Binding Effect.    This Agreement is binding upon and shall inure to the benefit of Maverick, its successors and assigns and Eisenberg, Eisenberg's heirs, executors, administrators and legal representatives.

          (c)   Assignment.    This Agreement may be assigned by Maverick (but not Eisenberg) and Eisenberg's successors and assigns. Eisenberg consents to any such assignment.

          (d)   Modification.    This Agreement sets forth the full and complete understanding of the parties, and any prior agreement oral or written, regarding the matters contained within this Agreement are null and void. Any amendments to this Agreement must be in writing and signed by the Maverick's Chief Executive Officer and Eisenberg.

          (f)    Governing Law.    This Agreement shall be deemed for all purposes to have been made in the State of Missouri and shall be governed by and construed in accordance with the laws of the State of Missouri, notwithstanding either the place of execution of this Agreement, nor the performance of any acts in connection with or under this Agreement in any other jurisdiction.

          (g)   Consent to Jurisdiction and Venue.    Any dispute related to this Agreement or its application or enforcement, either at law or in equity, shall be brought and resolved only in either the United States District Court for the Eastern District of Missouri or the Circuit Court for St. Louis County, Missouri. Eisenberg hereby specifically waives any right that he may have to challenge or oppose the personal jurisdiction or venue of those courts.

          (h)   Opportunity to Review.    Eisenberg acknowledges that he has been given adequate time to review this Agreement, that he has in fact reviewed this Agreement with an attorney who negotiated provisions of this Agreement on his behalf, and that he understands the meaning and effect of each paragraph of this Agreement.

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        IN WITNESS WHEREOF, Eisenberg and Maverick have executed this Agreement as of the date set forth above.

GREGG EISENBERG	MAVERICK TUBE CORPORATION
/s/ GREGG EISENBERG	By	/s/ C. ROBERT BUNCH

	Name	C. Robert Bunch
	Title	President and CEO